Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8, of our report dated June 15, 2004 (September 15, 2004 as to Notes 13 and 27, January 20, 2005 as to Note 28), (which expresses an unqualified opinion and includes an explanatory paragraph, relating to the restatement described in Note 27 in the same report), appearing in the Prospectus, which is part of this Registration Statement, and of our report dated June 15, 2004 (January 20, 2005 as to Note 5), relating to the financial statement schedule appearing elsewhere in the Prospectus.

/s/ Deloitte & Touche LLP
New York, New York
February 16, 2005

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